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                                                                    EXHIBIT 5.01
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                            CADWALADER, WICKERSHAM & TAFT
                                     100 Maiden Lane
                                   New York, NY  10038

                                    July 29, 1998

Dean Witter Reynolds Inc.
Demeter Management Corporation
Two World Trade Center
62nd Floor
New York, NY  10048

          Re:  Morgan Stanley Dean Witter Charter Graham L.P.;
               Morgan Stanley Dean Witter Charter Millburn L.P.; and Morgan Stanley Dean Witter Charter Welton L.P.

Ladies and Gentlemen:

          We have acted as your counsel in connection with the organization of Morgan Stanley Dean Witter Charter Graham L.P., Morgan Stanley Dean Witter Charter Millburn L.P., and Morgan Stanley Dean Witter Charter Welton L.P., each a Delaware limited partnership (collectively, the "Partnerships"; individually a "Partnership"), and the preparation and filing with the Securities and Exchange Commission of Registration Statements on Form S-1 (each a "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 3,000,000 units of limited partnership interest of each Partnership ("Units"). In such connection, we have assisted in the preparation of each Partnership's Limited Partnership Agreement and in the preparation and filing with the Secretary of State of the State of Delaware of the Certificate of Limited Partnership for each Partnership. We have also examined such other documents, records, and applicable law as we have deemed necessary or appropriate for purposes of rendering this opinion.

          Based upon the foregoing, and with regard to each Partnership, we are of the opinion that upon (1) the sale of the Units described in each Registration Statement in the manner and on the terms and conditions set forth therein, and (2) the identification of the purchasers of Units as limited partners on the books and records of the applicable Partnership, the Units will be validly issued, fully-paid, and non-assessable. We are also of the opinion that a limited partner's liability for the losses and obligations of each Partnership in which such limited partner purchases Units, solely by reason of such person being a limited partner of such Partnership, will not exceed such limited partner's unredeemed capital contribution, undistributed profits, if any, and any distributions and amounts received upon redemption of Units of such Partnership, with interest thereon.

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Dean Witter Reynolds Inc.
Demeter Management Corporation                                 July 29, 1998


          We hereby consent to the filing of this opinion as an exhibit to each Registration Statement.

                                         Very truly yours,

                                         /s/ Cadwalader, Wickersham & Taft

                                         CADWALADER, WICKERSHAM & TAFT


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